EXHIBIT 99.4

As of

_________, 2005

EXCHANGE AGENT AGREEMENT

Wachovia Bank, National Association

1525 West W.T. Harris Boulevard, 3C3

Corporate Actions NC1153

Charlotte, NC 28262-8522

Ladies and Gentlemen:

Regency Centers, L.P. (the “Partnership”) proposes to make an offer (the “Exchange Offer”) to exchange all of its outstanding 5.25% Notes due August 1, 2015, together with the related guarantee of Regency Centers Corporation (“Regency”) (the “Outstanding Notes”) for its registered 5.25% Notes due (the “Registered Notes”), together with the related guarantee of Regency. The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated ________, 2005 (the “Prospectus”), proposed to be distributed to all record holders of the Outstanding Notes. The Outstanding Notes and the Registered Notes are collectively referred to herein as the “Notes.”

The Partnership hereby appoints Wachovia Bank, National Association to act as exchange agent (the “Exchange Agent”) in connection with the Exchange Offer. References hereinafter to “you” shall refer to Wachovia Bank, National Association.

The Exchange Offer is expected to be commenced by the Partnership on or about _________, 2005. The Letter of Transmittal (in, substantially the form attached hereto as Exhibit “A”) accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program system) is to be used by the holders of the Outstanding Notes to accept the Exchange Offer and contains instructions with respect to the delivery of Outstanding Notes tendered in connection therewith.

The Exchange Offer shall expire at 5:00 p.m., New York City time, on __________, 2005 or on such later date or time to which the Partnership may extend the Exchange Offer (the “Expiration Date”). Subject to the terms and conditions set forth in the Prospectus, the Partnership expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

The Partnership expressly reserves the right to terminate the Exchange Offer, and to refuse to accept any Outstanding Notes and return any Outstanding Notes theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption “The Exchange Offer – Conditions of the Exchange Offer.” The Partnership will give oral (confirmed in writing) or written notice of any termination or nonacceptance to you as promptly as practicable.

In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned “The Exchange Offer” or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

2. You will establish an account with respect to the Outstanding Notes at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of the Outstanding Notes by causing the Book-Entry Transfer Facility to transfer such Outstanding Notes into your account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer.

3. You are to examine each of the Letters of Transmittal, confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility and any other documents delivered or mailed to you by or for holders of the Outstanding Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Outstanding Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

4. With the approval of the Chairman, President, any Managing Director or any Vice President (collectively, the “Proper Officers”) of Regency, the general partner of the Partnership (such approval, if given orally, to be confirmed in writing) or any other party designated by such an officer in writing, you are authorized to waive any irregularities in connection with any tender of Outstanding Notes pursuant to the Exchange Offer.

5. Tenders of Outstanding Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned “The Exchange Offer—Procedures for Tendering Old Notes,” and Outstanding Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this paragraph 5, Outstanding Notes which any Proper Officer of the Partnership (or any other party designated by such an officer in writing) shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

6. You shall advise the Partnership with respect to any Outstanding Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Outstanding Notes.

7. You shall accept tenders: (a) in cases where the Outstanding Notes are registered in two or more names only if signed by all named holders; (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and (c) from persons other than the registered holder of Outstanding Notes provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled. You shall accept partial tenders of Outstanding Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Outstanding Notes to the trustee for split-up and return any untendered Outstanding Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Partnership will notify you (such notice, if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Outstanding Notes properly tendered and you, on behalf of the Partnership, will exchange such Outstanding Notes for Registered Notes and cause such Outstanding Notes to be cancelled. Delivery of Registered Notes will be made on behalf of the Partnership by you in minimum denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Outstanding Notes by the Partnership; provided, however, that in all cases, Outstanding Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. You shall issue Registered Notes only in minimum denominations of $1,000 principal amount and $1,000 integral multiples in excess thereof.

9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date.

10. The Partnership shall not be required to exchange any Outstanding Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Partnership not to exchange any Outstanding Notes tendered shall be given (and confirmed in writing) by the Partnership to you.

11. If, pursuant to the Exchange Offer, the Partnership does not accept for exchange all or part of the Outstanding Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption “The Exchange Offer –

Conditions of the Exchange Offer” or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer effect appropriate book-entry transfer for any unaccepted Outstanding Notes and return any related required documents and the Letters of Transmittal relating thereto that are in your possession to the persons who deposited them.

12. All certificates for reissued Outstanding Notes, unaccepted Outstanding Notes or for Registered Notes shall be forwarded by first-class mail.

13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

14. As Exchange Agent hereunder you: (a) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing by you and the Partnership; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of the Outstanding Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer; (c) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties; (d) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons; (e) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and (f) shall not advise any person tendering Outstanding Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Outstanding Notes.

15. You shall take such action as may from time to time be requested by the Partnership or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery and Instructions to DTC Participant from Beneficial Owner (in substantially the form attached hereto as Exhibits “B” and “C,” respectively) or such other forms as may be approved from time to time by the Partnership, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Partnership will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Partnership, Attention: Diane Ortolano, Shareholder Communications.

16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to the J. Christian Leavitt, Senior Vice President of Regency, and such other person or persons as the Partnership may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the number of Outstanding Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Partnership or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Partnership and such person as the Partnership may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Partnership shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Outstanding Notes tendered and the aggregate principal amount of Outstanding Notes accepted, and deliver said list to the Partnership.

17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Partnership.

18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Partnership, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or any affiliate of yours or for compensation owed to you hereunder or to any affiliate of yours by the Partnership or any of its subsidiaries or affiliates pursuant to any arrangement.

19. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto.

20. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

21. The Partnership covenants and agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including reasonable attorneys’ fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Outstanding Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Outstanding

Notes; provided, however, that the Partnership shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence or willful misconduct. In no case shall the Partnership be liable under this indemnity with respect to any claim against you in your capacity as Exchange Agent unless the Partnership shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Partnership shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Partnership so elects, the Partnership shall assume the defense of any suit brought to enforce any such claim. In the event that the Partnership shall assume the defense of any such suit, the Partnership shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Partnership shall retain counsel satisfactory to you to defend such suit, and so long as such counsel’s representation of you would not present it with a conflict of interest.

22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Partnership understands that you are required to deduct 28% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

23. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be perfumed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

24. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

If to the Partnership:

Regency Centers, L.P.

121 West Forsyth Street, Suite 200

Jacksonville, FL 32202

Attention: J. Christian Leavitt, Senior Vice President

If to the Exchange Agent:

Wachovia Bank, National Association

1525 West W.T. Harris Boulevard, 3C3

Corporate Actions NC1153

Charlotte, NC 28262-8522

Attention: Exchange Department

28. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 21 and 23 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Partnership any certificates for Notes, funds or property then held by you as Exchange Agent under this Agreement.

29. This Agreement shall be binding and effective as of the date hereof. Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

REGENCY CENTERS, L.P.

By:

Name:

Title:

Accepted as of the date

first above written:

Wachovia Bank, National Association, as Exchange Agent

By:

Name:

Title:

SCHEDULE I

Fees

EXHIBIT A

Form of Letter of Transmittal

EXHIBIT B

Form of Notice of Guaranteed Delivery

EXHIBIT C

FORM OF INSTRUCTIONS TO DTC PARTICIPANT FROM BENEFICIAL OWNER